UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 21, 2025

Greenidge Generation Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-40808	86-1746728
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

1159 Pittsford-Victor Road, Suite 240, Pittsford, New York	14534
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (315) 536-2359

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001	GREE	The Nasdaq Global Select Market
8.50% Senior Notes due 2026	GREEL	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 – Entry into a Material Definitive Agreement.

On July 21, 2025, Greenidge Generation Holdings Inc. (the “Company”) issued New Notes (defined below) in connection with its completed offer to exchange and to purchase, in separate concurrent offers, at the election of each holder, and subject the Cash Payment Limit described below, its outstanding 8.50% Senior Notes due 2026 (the “Old Notes”) held by holders for:

(i)	A new series of 10.00% Senior Notes due 2030 (the “New Notes”), in an amount equal to $11.00 principal amount of New Notes for each $25.00 principal amount of Old Notes exchanged (the “Exchange Option”); or

(ii)	Cash, in an amount equal to $8.50 for each $25.00 principal amount of Old Notes tendered, provided that if the holder elects to tender on or before the Early Tender Date, then cash in the amount equal to $9.00 (the “Early Tender Premium”) for each of the $25.00 principal amount of Old Notes tendered (the “Tender Option”). As the cash required to purchase all of the Old Notes tendered under the Tender Option exceeded $3.2 million (the “Cash Payment Limit”), we accepted the Old Notes tendered for purchase with an approximate proration factor of 50%.

The Exchange Option and the Tender Option are referred to collectively as the “Tender/Exchange Offer.” The New Notes were issued to holders of Old Notes that tendered such Old Notes pursuant to the Exchange Option in the Tender/Exchange Offer.

The New Notes were issued pursuant to the second supplemental indenture (the “Second Supplemental Indenture”), dated as of July 21, 2025, between the Company and Wilmington Savings Fund Society, FSB, as trustee (the “Trustee”). The Second Supplemental Indenture supplements the indenture entered into by and between the Company and the Trustee, dated as of October 13, 2021 (the “Base Indenture” and, together with the Second Supplemental Indenture, the “Indenture”).

Interest on the New Notes accrues at an annual rate equal to 10.00% from and including July 21, 2025 to, but excluding, the maturity date or earlier acceleration or redemption and is payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, beginning on December 31, 2025 and at maturity, to the holders of record at the close of business on the immediately preceding March 31, June 30, September 30 and December 31 (and June 15 immediately preceding the maturity date), as applicable (whether or not a business day).

The New Notes may be redeemed for cash in whole or in part at any time at the Company’s option (i) on or after July 31, 2026 and prior to July 31, 2027, at a price equal to 102% of their principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption, (ii) on or after July 31, 2027 and prior to July 31, 2028, at a price equal to 101% of their principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption, and (iii) on or after July 31, 2028 and prior to maturity, at a price equal to 100% of their principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption. The New Notes may be redeemed for cash in whole but not in part at the Company’s option at any time within 90 days of the occurrence of a Change of Control (as defined in the Second Supplemental Indenture), at a price equal to 100.5% of their principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption. Redemption shall be upon notice not fewer than 10 days and not more than 60 days prior to the date fixed for redemption. Notices of redemption may be subject to satisfaction or waiver of one or more conditions precedent specified in the notice of redemption.

The Indenture also contains customary event of default and cure provisions. If an uncured default occurs and is continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the New Notes may declare the New Notes to be immediately due and payable.

The New Notes are senior unsecured obligations of the Company and rank equal in right of payment with the Company’s existing and future senior unsecured indebtedness.

The foregoing description of the Indenture and the New Notes does not purport to be complete and is qualified in its entirety by reference to the full text of the Indenture and the form of Note. Copies of the Base Indenture, the Second Supplemental Indenture and the form of Note are attached to this Current Report on Form 8-K as Exhibits 4.1, 4.2 and 4.3, respectively, and are incorporated herein by reference.

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information regarding the New Notes, the Indenture and the Promissory Note set forth in Item 1.01 is incorporated herein by reference.

Item 9.01 – Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Indenture dated as of October 13, 2021 between Greenidge Generation Holdings Inc. and Wilmington Savings Fund Society, FSB, as trustee (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on October 13, 2021).
4.2	Second Supplemental Indenture dated as of July 21, 2025 between Greenidge Generation Holdings Inc. and Wilmington Savings Fund Society, FSB, as trustee.
4.3	Form of 8.50% Senior Note due 2026 (included as Exhibit A to Exhibit 4.2 above).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Greenidge Generation Holdings Inc.

By:	/s/ Jordan Kovler
	Name:	Jordan Kovler
	Title:	Chief Executive Officer

Date: July 21, 2025